Exhibit 99.1

Offering Circular Excerpts

Our cash debt service for 2010, based on the amount of indebtedness outstanding at September 30, 2009, as adjusted for the effects of the proposed offering and the fourth quarter redemption and maturity of the Registrant’s Industrial Revenue Bonds (the “Industrial Revenue Bond Transactions”), is expected to be approximately $298 million based on current interest rates, of which $220 million represents debt service on fixed-rate obligations (including variable rate debt subject to interest rate swap agreements).

Upon release from escrow (if such escrow is necessary), we will use the net proceeds from the proposed offering to repay $800 million aggregate principal amount of the term loans under our senior secured credit facilities, to pay fees and expenses related to the proposed offering and for general corporate purposes.

This filing includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of the Registrant. These forward-looking statements are based on current expectations and projections about future events. The proposed offering is subject to a number of conditions, and there can be no assurance whether such offering will be completed on the terms discussed above or at all.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein).

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Registrant does not undertake any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this filing.